Exhibit 10.1

INVO FERTILITY, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

for

Terah Krigsvold

This Employment Agreement (the “Agreement”) is entered into as of December 30, 2025 (the “Effective Date”), by and between INVO Fertility, Inc., a Nevada corporation (the “Company”), and Terah Krigsvold (the “Executive”).

WHEREAS, the Executive has agreed to be employed by the Company as its Chief Financial Officer (“CFO”),

WHEREAS, the Company desires that the Executive be retained to serve in the capacity of CFO of the Company;

Executive’s Duties and Obligations.

A. Duties. The Executive shall continue to serve as the Company’s CFO. The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly-traded company. The Executive shall report directly to the Company’s CEO and shall be subject to reasonable policies established by the Board.

B. Location of Employment. The Executive’s principal place of business shall be at the Company’s headquarters located in Sarasota, Florida. However, it is understood that the Executive will work remotely from her home office. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties may require travel from time to time.

C. Proprietary Information and Invention Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Proprietary Information and Invention Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including covenants not to solicit employees and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidential and assignment of the Company’s proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

2.	Devotion of Time to the Company’s Business.

A. Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of her business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use her reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

B. Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures and fulfill speaking engagements upon the written consent of the CEO and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of her duties under this Agreement. In addition, Executive is allowed to continue her participation in outside professional associations (and the Company will pay all reasonable membership dues for such professional associations). The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company.

3.	Compensation and Benefits.

A. Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices an annual salary at a rate of $250,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.

B. Cash Bonuses. The Company may pay the Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Key Executive Incentive Plan”) during the Term of Employment. Not later than ninety (90) days after the beginning of each Fiscal Year, the Compensation Committee, in consultation with the Company’s Chief Executive Officer, shall establish threshold, target and maximum performance goals for such Fiscal Year in accordance with the terms of Key Executive Incentive Plan. If the threshold performance goals for a Fiscal Year are attained, the Annual Bonus for such Fiscal Year shall be up to 50% of the base salary. At the conclusion of the Fiscal Year the Compensation Committee will review performance relative to the performance goals and if the Compensation Committee determines that the Executive has earned an Annual Bonus, the Company will pay the Annual Bonus to the Executive within five (5) business days after the Company’s annual earnings report is released but in no event later than the 15th day of the third calendar month following the end of such Fiscal Year.

C. Equity Awards.

(i)	Annual Equity Awards. The Company shall grant to Executive Equity Awards each year in the discretion of the Compensation Committee. The number of shares of the common stock subject to such annual grant of Equity Awards shall be based on Executive’s performance across a wide set of criteria.

D. Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s other full-time employees on substantially the same basis that such benefits are provided to other full-time employees (including, without limitation profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan), long-term cash incentive plan, program or arrangement, medical, dental, hospitalization, vision, short- term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded). Nothing in this Section 3(d) of the Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements.

E. PTO. During the Term of Employment, the Executive shall be entitled to twenty (20) days paid time off per year.

F. Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

4.	Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

A. Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

B. Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, If the Executive’s employment is terminated pursuant to this Section 6(b), his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

C. Termination by the Executive Without Good Reason. The Executive may terminate her employment for any reason other than Good Reason upon her delivery of written notice to the Company at least thirty (30) days prior to her Date of Termination.

D. Termination by the Executive for Good Reason. The Executive may terminate her employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates her employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

E. Termination by the Executive due to a Change of Control. The Executive may terminate her employment due to a Change of Control of the Company upon her delivery of written notice to the Company. The Executive has up to sixty (60) days after the Change of Control Date to submit her written notice to the Company.

F. Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to her Date of Termination.

G. Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if:

(i)	No fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the CEO believes constitute Cause; and

(ii)	The Executive fails to cure the acts or omissions that constitute Cause within 30 days after receiving such Notice of Consideration.

The Executive’s termination of employment will be deemed to be a termination of employment by the Company without Cause unless the Company establishes its full compliance with the substantive and procedural requirements of this Section 4(g) prior to the Executive’s Date of Termination.

5.	Compensation and Benefits Payable Upon of Termination of Employment.

A. Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or her estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through her Date of Termination; plus (ii) any other benefits, including accrued but unpaid PTO, or rights the Executive has accrued or earned through her Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 5(b) or (c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following her Date of Termination.

B. Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 5(a) above, if the Executive’s employment is terminated due to her death or Disability, the Executive (or her estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Bonus, if any, for the Fiscal Year ended prior to her Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(ii)	100% of the Executive’s outstanding Equity Awards as of the Date of Termination will be fully vested and exercisable.

C. Termination of Employment by the Company without Cause, by the Executive for Good Reason, or by the Executive due to a Change of Control. In addition to the compensation and benefits payable under Section 5(a) above, if the Executive’s employment is terminated (i) by the Company without Cause, (ii) by the Executive for Good Reason, or (iii) by the Executive due to a Change of Control, the Executive (or her estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to her Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(ii)	the Executive will receive the Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance (pro-rated for the period of employment during such Fiscal Year through the Date of Termination) payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(iii)	the Executive will receive a distribution or payment in settlement of each outstanding long-term performance-based Equity Award (including performance shares or other long-term Equity Awards that vest based on measures of long-term performance but excluding the Annual Bonus) for the applicable performance period in which Executive’s employment is terminated (pro-rated for the portion of the performance period through the Date of Termination) and based on actual performance, payable when such long-term incentive compensation would have been payable had Executive’s employment continued through the settlement date of such long-term incentive compensation;

(iv)	100% of the Executive’s outstanding Equity Awards will be fully vested and exercisable; and

(v)	The Executive will receive continued payment of the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for six (6) months.

6. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

7. Excess Parachute Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar Equity Awards on a pro rata basis.

All determinations required to be made under this Section 10, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

8. Legal Fees. All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration. Except as provided in this Section 10, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

9. Liability Insurance and Indemnification. The Company shall maintain directors’ and officers’ liability insurance for the Executive during the Term of Employment, and for a six (6) year period following the Executive’s Date of Termination at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company. The Company agrees to indemnify the Executive for any job-related liability to the fullest extent permitted under applicable law, and its by-laws.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:

INVO Fertility, Inc.
Attention: CEO
5582 Broadcast Court, Sarasota, Florida 34240
legal@invofertility.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11.	Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

12.	Arbitration.

A. If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement, the Confidentiality Agreement, or any dispute or claim between the Executive and the Company and any of its subsidiaries or any of their respective officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 15. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

B. The Dispute shall be resolved by a single arbitrator in an arbitration administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

C. Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 15 in order to assert such counterclaim(s).

D. The arbitration shall be filed with the office of the JAMS located in Sarasota, Florida or such other JAMS office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the JAMS Rules as in effect at the time of the arbitration hearing. In addition, the following rules and procedures shall apply to the arbitration:

(i)	The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 12.

(ii)	The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)	The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)	Except as otherwise provided in Section 8 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 12, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)	Except as provided in the last sentence of Section 12(a), the provisions of this Section 12 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 12 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

13.	Recoupment.

A. Policy. Any incentive-based compensation received by the Executive including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a future financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

B. Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Executive for any payment or reimbursement by the Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Executive or payment of any profits realized by the Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

14.	Miscellaneous.

A. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Florida without regard to the application of choice of law rules.

B. Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

C. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

D. Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

E. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

F. Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 14(e) in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

G. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

H. Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

15. No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

16. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 19 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(c)) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

17. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on December 30, 2025.

INVO FERTILITY, INC.

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	CEO

EXECUTIVE

/s/ Terah Krigsvold
Terah Krigsvold

EXHIBIT A

(a)	“Base Salary” shall have the meaning set forth in Section 3(a) of the Employment Agreement.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform her essential duties hereunder or the lawful directives of the Chief Executive Officer (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of her duties hereunder that directly, and could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iv)	The Executive’s material breach of her obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with her responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or any committee thereof, or the advice of counsel to the Company, will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

A-1

(d)	“Change of Control” means the occurrence of any one of the following events.

(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination;

(iii)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Company within any twelve (12) consecutive month period;

(iv)	The current directors cease for any reason to constitute at least a majority of the Board; or

(v)	The current CEO, Steven Shum, ceases for any reason to continue to hold the CEO position of the Company.

(e)	“Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(f)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(g)	“Compensation Committee” means the compensation committee of the Board or such other committee of the Board that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the full Board.

(h)	“Confidentiality Agreement” means the Proprietary Information and Invention Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, compete with the Company or solicit employees, consultants or independent contractors of the Company, main).

A-2

(i)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 4 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to her death.

(j)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing her duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 day days (whether or not consecutive) within any twelve (12) consecutive month period.

(k)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise.

(l)	“Fiscal Year” means the fiscal year of the Company, which is the calendar year.

(m)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)	a reduction in the Executive’s Base Salary by the Company without the Executive’s consent;

(iii)	the requirement of the Executive to work from a location other than her home office for more than 5 consecutive days or 20 days in a calendar year;

(iv)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company;

(v)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in her capacity as an officer, director or employee of the Company; or

(vi)	a material breach of this Agreement by the Company;

(n)	“Key Executive Incentive Plan” shall have the meaning set forth in Section 3(b) of the Employment Agreement.

(o)	“Term of Employment” shall have the meaning set forth in Section 4 of the Employment Agreement.

A-3

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION AGREEMENT

B-1